Exhibit 5.1

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Email:	dreeder@ntamar.net
Majuro, MH 96960		r.simpson@simpson.gr

April 29, 2014

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re:	Seaspan Corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), in connection with the Corporation’s registration statement on Form F-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission, relating to the proposed offer and sale of up to 3,633,340 Class A common shares (the “Shares”) that may be sold by or on behalf of certain selling securityholders of the Corporation listed on Schedule I hereto (the “Selling Securityholders”) or their donees, pledgees, transferees or other successors-in-interest. The Shares were previously issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to (a) a Share Purchase Agreement dated January 27, 2012 (the “SMSL Purchase Agreement”) among the Corporation and the then current owners of Seaspan Management Services Limited, (b) upon conversion on January 30, 2014 of the Corporation’s Series A preferred shares into Class A common shares, which Series A preferred shares were issued pursuant to the Preferred Stock Purchase Agreement dated as of January 22, 2009 (the “Series A Purchase Agreement”) between the Corporation and the Investors party thereto and (c) agreements entered into prior to the Corporation’s initial public offering. The number of Shares being offered pursuant to the Registration Statement by each Selling Securityholder is listed on Schedule I hereto.

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”): (i) the Registration Statement and the prospectus included therein (the “Prospectus”); (ii) the SMSL Purchase Agreement and the Series A Purchase Agreement and related Series A Statement of Designation; (iii) the registration rights agreements dated January 27, 2012 and January 30, 2009, respectively, among the Corporation and certain of the Selling Securityholders (or their predecessors in interest); (iv) the Corporation’s Amended and Restated Articles of Incorporation, as amended; (v) the Corporation’s Amended and Restated Bylaws; and (vi) resolutions of the meetings of the Board of Directors of the Corporation, approving the issuances of the Shares and all action relating thereto. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

Under the laws of the RMI, the Shares have been validly issued, and are fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Prospectus, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson P.C.

Exhibit I

List of Selling Securityholders

Name	Number of Shares
Deep Water Holdings, LLC	283,335

Tiger Container Shipping Co. Ltd.	2,283,335

Kevin Lee Washington 1999 Trust II	283,335

Kyle Roy Washington 2005 Irrevocable Trust	283,335

Gerry Wang	500,000